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EXHIBIT 5.02(4)

              PERFORMANCE CRITERIA FOR 2007-2009 PERFORMANCE PERIOD
      (To be incorporated into December 15, 2006 Performance Share Awards)

                                   DEFINITIONS

"2006-2009 TOTAL SHAREHOLDER RETURN" for a given company means:

      (a) The sum of (i) Cash dividends paid by the company during the period which is identical to Spartech Corporation's 2007, 2008 and 2009 fiscal years, plus (ii) the company's Average Stock Price for the period which is identical to Spartech Corporation's 2009 fiscal year, minus (iii) the company's Average Stock Price for the period which is identical to Spartech Corporation's 2006 fiscal year, divided by

      (b) The company's Average Stock Price for the period which is identical to Spartech Corporation's 2006 fiscal year.

"AVERAGE STOCK PRICE" for a given company for a given period means the arithmetical average of the publicly reported closing stock prices of the company's common stock on its principal trading exchange for each trading day in the period (without regard to the number of shares traded at those prices).

"PEER GROUP" means the following companies, exclusive of any of such companies for which in the sole judgment of the Compensation Committee 2006-2009 Total Shareholder Return cannot reliably be calculated or estimated:

      A. Schulman, Inc. (SHLM)        Albemarle Corporation (ALB)
      AEP Industries (AEPI)           Atlantis Plastics, Inc. (ATPL)
      Bemis Company, Inc. (BMS)       Cytec Industries, Inc. (CYT)
      Ferro Corporation (FOE)         Georgia Gulf Corporation. (GGC)
      ICO, Inc. (ICOC)                Intertape Polymer Group, Inc. (ITP)
      Myers Industries, Inc. (MYE)    PolyOne Corp. (POL)
      RPM International Inc. (RPM)    Rock-Tenn Co. (RKT)
      Rockwood Hldgs, Inc. (ROC)      Sonoco (SON)
      Tredegar Corporation (TG)       Trex Company, Inc. (TWP)
      The Valspar Corp. (VAL)         Wellman, Inc. (WLM)

"TSR PERCENTILE" means the number of companies in the Peer Group having a 2006-2009 Total Shareholder Return less than or equal to the 2006-2009 Total Shareholder Return for Spartech Corporation, divided by the total number of companies in the Peer Group, expressed as a percentage.

                                    PROCEDURE

TSR Percentile shall be used to derive a Performance Factor in accordance with the following table, which shall be applied to determine the final number of Performance Shares in accordance with Section 4 of the Award:

IF TSR PERCENTILE IS:     THE PERFORMANCE FACTOR IS:
--------------------      --------------------------
    Less than 30%                     Zero
         30%                          0.50
         50%                          1.00
        100%                          2.00

Performance Factors for TSR Percentiles not shown in the above chart shall be interpolated between the adjacent TSR Percentiles.